UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TRINITY CAPITAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF RESCHEDULED SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 5, 2019

The Special Meeting of Shareholders of Trinity Capital Corporation (“we”, “our” or “Trinity”), originally scheduled to be held on February 26, 2019, has been postponed and rescheduled due to a scheduling error and will now take place on March 5, 2019, at 10:00 a.m., Mountain Time, at Crossroads Bible Church, 97 E. Road, Los Alamos, New Mexico 87544 (the “Special Meeting”).

On or about February 4, 2019, Trinity mailed to you the proxy statement/prospectus dated January 30, 2019 (the “Proxy Statement/Prospectus”) related to the Special Meeting, which Trinity filed with the Securities and Exchange Commission (“SEC”) on January 31, 2019 and supplemented on February 6, 2019. For your convenience, the “Summary” section of the Proxy Statement/Prospectus has been excerpted and is included with this Notice. Page references in the “Summary” are to pages in the Proxy Statement/Prospectus previously distributed to you. Trinity advises its shareholders to read carefully in its entirety the Proxy Statement/Prospectus relating to the Special Meeting, as amended and supplemented, because it contains important information regarding the Special Meeting and the proposals to be brought before the shareholders at the Special Meeting.

All references in the Proxy Statement/Prospectus to the date of the Special Meeting are deemed to be March 5, 2019. No changes have been made to the record date or the proposals to be brought before the shareholders at the Special Meeting, which are listed below for convenience and presented in the Proxy Statement/Prospectus and related materials that Trinity filed with the SEC on January 31, 2019. Shareholders may obtain a free copy of the Proxy Statement/Prospectus and other documents that Trinity and Enterprise file with the SEC at the SEC’s website at www.sec.gov.

The Special Meeting is for the purpose of considering and acting upon:

1.	A proposal to approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 1, 2018, by and among Enterprise Financial Services Corp (“Enterprise”), Enterprise Bank & Trust, Enterprise’s wholly-owned subsidiary bank (“EB&T”), Trinity and Los Alamos National Bank, Trinity’s wholly-owned subsidiary bank (“LANB”), a copy of which is included in the Proxy Statement/Prospectus as Appendix A, pursuant to which Trinity will merge with and into Enterprise, with Enterprise surviving the merger (the “Merger”), and transactions contemplated thereby (the “Merger Proposal”);
2.	A proposal to approve a non-binding advisory resolution to approve the compensation that will or may become payable to certain named executive officers of Trinity in connection with the Merger (the “Advisory Vote Proposal”); and
3.	A proposal to adjourn or postpone the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”).

Any action may be taken on the foregoing proposals at the Special Meeting on the date specified above or on any date or dates to which, by original or later adjournment or postponement, the Special Meeting may be adjourned or postponed. The record date has not changed and only Trinity shareholders of record as of the close of business on January 22, 2019 are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

THE BOARDS OF DIRECTORS OF TRINITY AND ENTERPRISE HAVE EACH UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAVE DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF THEIR RESPECTIVE SHAREHOLDERS. THE TRINITY BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL, “FOR” THE ADVISORY VOTE PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

YOUR VOTE IS VERY IMPORTANT. You are requested to vote (i) via the Internet at the website http://www.cstproxy.com/trinitycapitalcorp/sm2019 no later than 9:59 p.m., Mountain Time, on March 4, 2019, (ii) by telephone at the number 1 (866) 894-0536, (iii) by completing and mailing the enclosed light blue proxy card or (iv) by voting in person at the Special Meeting. Whether or not you plan to attend the Special Meeting, please take time to vote by following the specific instructions set forth in the enclosed light blue proxy card. The proxy will not be used if you attend and vote at the Special Meeting in person. To ensure your vote is represented at the Special Meeting, we recommend that you vote by proxy (either via the Internet, by telephone or by proxy card) even if you plan to attend the Special Meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Special Meeting.

IF YOU HAVE ALREADY VOTED, YOU MUST RE-SUBMIT YOUR VOTE BY ANY OF THE METHODS SPECIFIED ABOVE. If you have not yet voted and you plan to vote by proxy card, please discard the proxy card we previously sent you and follow the instructions to complete and mail the enclosed light blue proxy card instead.

If the Merger is completed, each share of Trinity voting common stock and non-voting common stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive: (i) $1.84 in cash, without interest and subject to adjustment, and (ii) 0.1972 shares of Enterprise common stock, together with cash in lieu of a fractional share of Enterprise common stock.

Shareholders may obtain a free copy of the Proxy Statement/Prospectus and other documents that Trinity and Enterprise file with the SEC at the SEC’s website at www.sec.gov. You may also request copies of these documents at no cost by contacting the appropriate party in writing at the address or by telephone as specified below:

For a copy of the Proxy Statement/Prospectus or Trinity filings with the SEC or questions about the Merger or the Special Meeting:	For a copy of Enterprise filings with the SEC and documents incorporated by reference into the Proxy Statement/Prospectus:

Trinity Capital Corporation John S. Gulas, President and Chief Executive Officer 1200 Trinity Drive Los Alamos, NM 87544 (505) 663-3990	Enterprise Financial Services Corp Keene S. Turner, Chief Financial Officer 150 North Meramec Clayton, MO 63105 (314) 725-5500

In order for you to receive timely delivery of the documents, you must request them no later than five (5) business days before the date of the Special Meeting. This means that Trinity shareholders requesting documents must do so by February 26, 2019 in order to receive them before the Special Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Arthur B. Montoya, Jr.
Arthur B. Montoya, Jr.
Secretary

PRELIMINARY NOTE

EXCERPTED BELOW IS THE “SUMMARY” SECTION OF THE PROXY STATEMENT/PROSPECTUS DATED JANUARY 30, 2019 (THE “PROXY STATEMENT/PROSPECTUS”), THAT TRINITY CAPITAL CORPORATION (“TRINITY”) FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2019 AND SUPPLEMENTED ON FEBRUARY 6, 2019. REFERENCES IN THE “SUMMARY” BELOW TO THE DATE OF THE SPECIAL MEETING HAVE BEEN UPDATED TO REFLECT THE RESCHEDULED MEETING DATE OF MARCH 5, 2019. PAGE REFERENCES CONTAINED IN THIS “SUMMARY” ARE TO PAGES IN THE PROXY STATEMENT/PROSPECTUS PREVIOUSLY DISTRIBUTED TO YOU ON OR ABOUT FEBRUARY 4, 2019. TRINITY ADVISES ITS SHAREHOLDERS TO READ CAREFULLY IN ITS ENTIRETY THE PROXY STATEMENT/PROSPECTUS, AS AMENDED AND SUPPLEMENTED.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. We urge you to read carefully this entire document, and the documents referenced herein, for a more complete understanding of the Merger between Enterprise and Trinity. In addition, we incorporate by reference into this document important business and financial information about Enterprise. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, references in this proxy statement/prospectus to “Enterprise” refer to Enterprise Financial Services Corp, a Delaware corporation; references to “EB&T” refer to Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly owned subsidiary of Enterprise; references to “Trinity” refer to Trinity Capital Corporation, a New Mexico corporation; references to “LANB” refer to Los Alamos National Bank, a national banking association and a wholly owned subsidiary of Trinity; references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of November 1, 2018, among Enterprise, Trinity, EB&T and LANB; and references to “we,” “our” or “us” refer to Enterprise and Trinity.

We Propose a Merger of Enterprise and Trinity (Page 37)

We propose that Trinity will merge with and into Enterprise, with Enterprise being the surviving company (the “Merger”). As a result of the Merger, the separate existence of Trinity will cease. Immediately following the Merger, Trinity’s wholly owned bank subsidiary, LANB, will merge with and into Enterprise’s wholly owned bank subsidiary, EB&T, with EB&T being the surviving bank (the “Bank Merger,” and together with the Merger, the “Mergers”). Following the Bank Merger, EB&T will continue its corporate existence as a state-chartered trust company with banking powers, organized under the laws of the State of Missouri. EB&T appreciates and acknowledges the historical significance of LANB in New Mexico and the commitment that LANB customers have to the bank. In an effort to facilitate the transition of the relationships acquired through the Bank Merger, EB&T is working with LANB to gather relevant input and market data from associates and customers of LANB regarding possible future name options for a period following the consummation of the Bank Merger. We expect to complete the Merger and the Bank Merger in the first half of 2019, although delays may occur.

The Merger Agreement is attached to this proxy statement/prospectus on Appendix A, which is incorporated by reference into this proxy statement/prospectus. Please read the entire Merger Agreement. It is the legal document that governs the Merger.

Special Meeting (Page 34)

Trinity plans to hold the Special Meeting on March 5, 2019, at 10:00 a.m., Mountain Time, at Crossroads Bible Church, 97 E Road, Los Alamos, New Mexico 87544. At the Special Meeting, holders of Trinity common stock will be asked to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

You can vote at the Special Meeting to approve the Merger Proposal if you owned Trinity common stock at the close of business on January 22, 2019, the record date for the Special Meeting. As of the record date for the Special Meeting, there were 19,821,933 shares of Trinity common stock outstanding and entitled to vote, of which 12,085,733 were shares of Trinity voting stock and 7,736,200 were shares of Trinity non-voting common stock.

Holders of these two classes of Trinity common stock will vote as separate voting groups on the Merger Proposal. While holders of shares of Trinity non-voting common stock typically do not have voting rights, New Mexico law provides voting rights to otherwise non-voting classes of stock in connection with certain fundamental transactions, such as the proposed Merger. A holder of Trinity common stock can cast one vote for each share of Trinity common stock owned on such record date.

The Trinity Board Unanimously Recommends That Holders of Trinity Common Stock Vote “FOR” the Merger Proposal (Page 44)

The Trinity board of directors (i) believes that the Merger Proposal is advisable and in the best interest of Trinity and its shareholders, (ii) has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and (iii) unanimously recommends that holders of Trinity common stock vote “FOR” the Merger Proposal.

Approval of the Merger Proposal Requires the Affirmative Vote of the Holders of Two-Thirds of the Outstanding Shares of Trinity Common Stock (Page 34)

In order to complete the Merger, the Merger Proposal must be approved by the affirmative vote of (i) the Trinity board of directors and (ii) the holders of at least two-thirds of the outstanding shares of Trinity common stock. The Trinity board of directors has unanimously approved the Merger Proposal. Accordingly, in order to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the holders of at least two-thirds of the outstanding shares of Trinity voting common stock and the holders of at least two-thirds of the outstanding shares of Trinity non-voting common stock entitled to vote at the Special Meeting must vote in favor of the Merger Proposal. Holders of these two classes of Trinity common stock will vote as separate voting groups on the Merger Proposal. While holders of shares of Trinity non-voting common stock typically do not have voting rights, New Mexico law provides voting rights to otherwise non-voting classes of stock in connection with certain fundamental transactions, such as the proposed Merger.

As an inducement to and condition of Enterprise’s willingness to enter into the Merger Agreement, all of the directors and certain officers and large shareholders of Trinity entered into voting agreements, pursuant to which, among other things, they agreed to vote all of their shares of Trinity common stock in favor of the Merger Proposal and other matters required to be approved or adopted to effect the Merger and any other transactions contemplated by the Merger Agreement. As of November 1, 2018, the directors, officers and shareholders of Trinity that are a party to the voting agreements beneficially owned, in the aggregate, approximately 38.12% of Trinity voting common stock and 100% of Trinity non-voting common stock.

For a list of the number of shares of Trinity common stock held by (i) each director of Trinity, (ii) each shareholder that is known to Trinity as of the date hereof to beneficially own more than five percent (5%) of the outstanding shares of Trinity common stock and (iii) all directors and certain officers of Trinity as a group, see “Security Ownership of Trinity Directors, Certain Officers and Certain Beneficial Owners.”

Enterprise’s Reasons for the Merger (Page 43)

For a discussion of the factors considered by Enterprise’s board of directors in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, see “Proposal I – The Merger — Enterprise’s Reasons for the Merger; Recommendation of the Board of Enterprise.”

Trinity’s Reasons for the Merger (Page 44)

For a discussion of the factors considered by the Trinity board of directors in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, see “Proposal I – The Merger — Trinity’s Reasons for the Merger; Recommendation of the Trinity Board of Directors.”

Opinion of Trinity’s Financial Advisor (Page 47)

In connection with the Merger, Trinity’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated November 1, 2018, to the Trinity board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Trinity common stock of the Merger Consideration to be received by such holders in the Merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix D to this document. The opinion was for the information of, and was directed to, the Trinity board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of Trinity to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Trinity board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of Trinity common stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter.

For a more complete description of KBW’s opinion see “Proposal I – The Merger — Opinion of Trinity’s Financial Advisor” beginning on page 47.

Holders of Trinity Common Stock Have Dissenters’ Rights of Appraisal (Page 57)

Holders of Trinity common stock may elect to dissent from the Merger and obtain payment for their shares of Trinity common stock by following the procedures set forth in Section 53-15-3 and Section 53-15-4 (Right of Dissenting Shareholders) of Chapter 53 of the NMBCA. Failure to follow any of the statutory procedures set forth in Section 53-15-3 and Section 53-15-4 of the NMBCA may result in the loss or waiver of appraisal rights under New Mexico law. A person having a beneficial interest in shares of Trinity’s common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized in this proxy statement/prospectus and in a timely manner to perfect appraisal rights. In view of the complexity of Section 53-15-3 and Section 53-15-4 of the NMBCA, Trinity shareholders who may wish to pursue appraisal rights should consult their own legal and financial advisors. For more information regarding the right of holders of Trinity common stock to dissent from the Merger and exercise the right to obtain payments for shares of Trinity common stock, see “Proposal I – The Merger — Dissenters’ Rights of Appraisal of Holders of Trinity Common Stock.” We have also attached a copy of Section 53-15-3 and Section 53-15-4 of the NMBCA as Appendix E to this proxy statement/prospectus.

We Must Obtain Regulatory Approvals to Complete the Merger (Page 59)

The Merger and related transactions require approval from the FDIC, the Division, and the Reserve Bank. As of the date of this proxy statement/prospectus, the Merger and related transactions have been approved by the FDIC and the Reserve Bank, and the Division has issued its certification of approval.

Certain Directors and Executive Officers May Have Interests in the Merger That Differ from Your Interests (Page 60)

Certain directors and executive officers of Trinity and/or LANB have interests in the Merger other than their interests as Trinity shareholders, including:

•	Per the terms of certain employment agreements, severance agreements and change of control agreements, and upon the termination of certain compensation plans under the terms of the Merger Agreement, Trinity and/or LANB directors, officers and employees may become entitled to change in control, severance, or other payments, including acceleration of deferred compensation, upon the occurrence of the Merger. See“Proposal I – The Merger — Interests of Trinity’s Directors and Executive Officers in the Merger.”
•	To the extent a director or officer holds any outstanding restricted stock units and/or other stock-based awards granted by Trinity to purchase Trinity common stock, including but not limited to awards granted under Trinity’s stock option plan (each, a “Trinity Stock Award”) that is unsettled or unvested immediately prior to the effective time of the Merger and will vest at the effective time of the Merger pursuant to its terms shall vest and be free of any restrictions and be exchanged for the Merger Consideration in accordance with the exchange ratio.
•	Pursuant to the terms of the Merger Agreement, Enterprise is required to take all action necessary to appoint or elect, effective as of the effective time of the Merger, two (2) current Trinity directors, each of whom must be independent with respect to Enterprise for purposes of the listing requirements of NASDAQ, and mutually agreeable to Enterprise and Trinity, as directors of Enterprise; and EB&T is required to take all action necessary to appoint or elect, effective as of the effective time of the Merger, one (1) current Trinity director, mutually agreeable to EB&T and LANB, as a director of EB&T. Tony Scavuzzo and James F. Deutsch, each current directors of Trinity will join the Enterprise board of directors, and James E. Goodwin, Jr., Chairman of the board of directors of each of Trinity and LANB, will join the EB&T board of directors.

•	Pursuant to the terms of the Merger Agreement, directors and officers of Trinity will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the Merger. See“Proposal I – The Merger — Interests of Trinity’s Directors and Executive Officers in the Merger.”

The Trinity board of directors was aware of the foregoing interests and considered them, among other matters, when they approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

Trinity Shareholders Will Receive Shares of Enterprise Common Stock and Cash for Each Share of Trinity Common Stock Exchanged in the Merger (Page 65)

At the effective time of the Merger, each share of Trinity common stock outstanding immediately prior to the effective time of the Merger will, by virtue of the Merger and without any action on the part of Trinity shareholders, be converted into, and cancelled in exchange for, the right to receive $1.84 in cash (the “Cash Consideration”), without interest and subject to adjustment, and 0.1972 shares of Enterprise common stock (the “Stock Consideration”). Cash will be paid in lieu of any fractional share interest.

Aggregate Merger Consideration.

The value of the Stock Consideration to be issued to Trinity shareholders in connection with the Merger will fluctuate between the date of this proxy statement/prospectus and the completion of the Merger based upon the market value of Enterprise common stock. Based on the fixed value of the Cash Consideration of $1.84 per share and based on the following closing prices of Enterprise common stock on NASDAQ: (i) $43.45 on October 31, 2018, the last trading day before public announcement of the Merger Agreement and (ii) $45.90 on January 28, 2019, the latest practicable trading day before the date of this proxy statement/prospectus, the implied value of the Merger Consideration per share would be approximately $10.41 and $10.89, respectively, and the implied value of the aggregate Merger Consideration would be approximately $213 million and $222 million, respectively. The total value of the Merger Consideration issued to Trinity shareholders upon completion of the Merger will fluctuate based on the share price of Enterprise common stock and the number of shares of Trinity common stock and restricted stock units outstanding on the date of the Merger and the Merger Consideration adjustments pursuant to the Merger Agreement. In addition, the value of the Cash Consideration to be paid to Trinity shareholders in connection with the Merger may be reduced by the amount by which the sum of any environmental-related remediation expenses exceed $250,000.

Fractional Shares.

No fractional shares of Enterprise common stock will be issued, and in lieu thereof, each holder of Trinity common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the average closing price per share of Enterprise common stock, as reported on NASDAQ, for the twenty (20) trading days ending on and including the fifth trading day prior to the closing date of the Merger, which we refer to as the Enterprise average share price, rounded to the nearest whole cent.

What Will Happen to Outstanding Trinity Restricted Stock Units (Page 60)

The Merger Agreement provides that at the effective time of the Merger, each unsettled or unvested Trinity Stock Award issued and outstanding immediately prior to the effective time of the Merger that will vest at such effective time pursuant to its terms will fully vest and be free of any restrictions and be exchanged for the same Merger Consideration that all other shares of Trinity common stock are entitled to receive in the Merger.

Transmittal Materials (Page 65)

As promptly as practicable after the completion of the Merger, but in no event later than ten days thereafter, the exchange agent will mail to Trinity shareholders a letter of transmittal, together with instructions for the exchange of the certificates formerly representing shares of Trinity common stock for the Merger Consideration. After the transmittal materials have been received and processed following the closing of the Merger, Trinity shareholders will be sent the Merger Consideration, including any cash in lieu of fractional share of Enterprise common stock, to which they are entitled. If a Trinity shareholder holds shares in street name, he or she will receive information from his or her bank, broker or other nominee advising such Trinity shareholder of the process for receiving the Merger Consideration, including any cash in lieu of fractional share of Enterprise common stock, to which he or she is entitled.

Each Trinity shareholder will need to surrender his or her Trinity common stock certificates or follow instructions for the transfer of shares of Trinity common stock held in book-entry form, to receive the appropriate Merger Consideration. Trinity shareholders should not send any certificates now. Each Trinity shareholder will receive detailed instructions on how to exchange his or her share certificates or book-entry shares along with transmittal materials promptly following the closing of the Merger.

Per Share Market Price and Dividend Information (Page 79)

Shares of Enterprise common stock currently trade on NASDAQ under the symbol “EFSC.” Shares of Trinity voting common stock are listed on the OTCQX Market, under the symbol “TRIN.”

The following table sets forth the closing sale prices of (i) Enterprise common stock as reported on NASDAQ, and (ii) Trinity voting common stock as reported on the OTCQX Market, on October 31, 2018, the last trading-day before the announcement of the Merger, and on January 28, 2019, the last practicable trading-day before the filing of this proxy statement/prospectus. To help illustrate the market value of the per share Merger Consideration to be received by Trinity shareholders, the following table also presents the equivalent market value per share of Trinity common stock as of October 31, 2018 and January 28, 2019, which were determined by (i) multiplying the closing price for the Enterprise common stock on those dates by the exchange ratio of 0.1972 of a share of Enterprise common stock for each share of Trinity common stock, and (ii) adding the per share Cash Consideration. See “The Merger Agreement — The Merger Consideration” beginning on page 64 for additional information about the Merger Consideration to be received by holders of Trinity common stock.

	Enterprise Common Stock	Trinity Common Stock	Implied Value Per Share of Trinity
At October 31, 2018	$43.45	$8.70	$10.41
At January 28, 2019	$45.90	$10.75	$10.89

The implied value of Enterprise common stock and Trinity common stock will fluctuate prior to the date of the Special Meeting as the market price of Enterprise common stock fluctuates. You should obtain current market quotations for Enterprise common stock before deciding how to vote with respect to the approval of the Merger Agreement.

Since 2012, Trinity has not paid any dividends on its common stock. It has been Trinity’s current policy to retain earnings to provide funds for use in its business. The Trinity board periodically reviews whether to declare or pay cash dividends, taking into account, among other things, general business conditions, Trinity’s financial results, future prospects, capital requirements, legal and regulatory restrictions, and such other factors as the Trinity board may deem relevant.

Enterprise expects to continue its common stock dividend practice after the Merger, but this practice is subject to the determination and discretion of Enterprise’s board of directors and may change at any time. In 2016, Enterprise declared aggregate cash dividends of $0.41 per share of Enterprise common stock and, in 2017, declared aggregate cash dividends of $0.44 per share of Enterprise common stock. In 2018, Enterprise has declared aggregate cash dividends of $0.47 per share of Enterprise common stock.

The payment of dividends by Enterprise or Trinity on their common stock in the future, either before or after the Merger is completed, is subject to the determination and discretion of our respective boards of directors and depends on a variety of factors, including the terms of the Merger Agreement, cash requirements, financial condition and earnings, legal and regulatory considerations and other factors. In addition, Trinity is prohibited pursuant to the terms of the Merger Agreement from paying cash dividends to holders of its common stock prior to completion of the Merger without the prior consent of Enterprise.

We Have Agreed When and How Trinity Can Consider Third-Party Acquisition Proposals (Page 70)

We have agreed that Trinity will not, and will cause its subsidiaries and its and its subsidiaries’ representatives, agents, advisors and affiliates not to, solicit or knowingly encourage any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, a proposal to acquire Trinity or LANB, except as permitted by the Merger Agreement. In addition, we have agreed that Trinity will not engage in negotiations with or provide confidential information to a third party regarding acquiring Trinity or LANB, except as permitted by the Merger Agreement. However, if Trinity receives an unsolicited acquisition proposal from a third party, Trinity can participate in negotiations with and provide confidential information to the third party if, among other steps, the Trinity board of directors concludes in good faith that the proposal is superior to the Merger Proposal and that the failure to take such actions would be inconsistent with its fiduciary duties. Trinity’s receipt of a superior proposal or participation in such negotiations gives Trinity the right to terminate the Merger Agreement in certain circumstances.

We Must Meet Several Conditions to Complete the Merger (Page 72)

Our obligations to complete the Merger depend on a number of conditions being met. These include:

•	the approval of the Merger Agreement by holders of at least two-thirds of the outstanding Trinity common stock;
•	the receipt of the required approvals of federal and state regulatory authorities, which must remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated;
•	the authorization for listing on NASDAQ of the shares of Enterprise common stock to be issued to the non-dissenting shareholders of Trinity’s common stock in the Merger;
•	the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, for the registration of the shares of Enterprise common stock to be issued in the Merger;
•	the absence of any government action or other legal restraint or prohibition that would prohibit the Merger or make the Merger, or the other transactions contemplated by the Merger Agreement, illegal;
•	as to each of us, the representations and warranties of the other party to the Merger Agreement being true and correct in all material respects at and as of the closing date of the Merger (except as to any representation and warranty that specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects at and as of the closing date of the Merger. Each of the parties shall have received a certificate dated as of the closing date of the Merger, signed on behalf of the other party by an executive officer of such other party, as applicable, to such effect;
•	the receipt of legal opinions that, for U.S. federal income tax purposes, the Merger will be treated as a reorganization described in Section 368(a) of the Code and that both Enterprise and Trinity will be a party to that reorganization. These opinions will be based on customary assumptions and on factual representations made by Enterprise and Trinity and will be subject to various limitations;
•	the number of dissenting shares of Trinity common stock must not exceed ten percent (10%) of the total number of shares of Trinity common stock issued and outstanding immediately prior to the closing date of the Merger;
•	the receipt by Trinity of a certificate by the exchange agent ratifying its receipt of sufficient cash and irrevocable authorization to issue shares of Enterprise’s common stock to satisfy Enterprise’s obligation to pay the Cash Consideration and the Stock Consideration;
•	Trinity’s total non-maturity deposits (as calculated in the Merger Agreement) must be equal to or greater than $868,864,000;
•	with regard to Trinity’s obligation (but not Enterprise’s), Trinity and Enterprise mutually elect two (2) new directors to Enterprise’s board of directors; and
•	with regard to Enterprise’s obligation (but not Trinity’s), the receipt by Trinity of certain required third-party approvals.

Where the law permits, either of Enterprise or Trinity could choose to waive a condition to its obligation to complete the Merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed. Although the Merger Agreement allows both parties to waive the tax opinion condition, neither party currently anticipates doing so.

We May Terminate the Merger Agreement (Page 73)

We can mutually agree at any time to terminate the Merger Agreement without completing the Merger, even if Trinity has received approval of the Merger Proposal by its shareholders. Also, either of us can decide, without the consent of the other, to terminate the Merger Agreement in certain circumstances, including:

•	if there is a final denial of a required regulatory approval or an application for a required regulatory approval has been withdrawn upon the request or recommendation of the applicable governmental authority and such governmental authority would not accept the refiling of such application, provided that no party may terminate for this reason if such denial is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants of such party set forth in the Merger Agreement;
•	if the Merger is not completed on or before June 30, 2019, provided that if additional time is necessary to obtain the requisite regulatory approvals, this date may be automatically extended by three (3) months;
•	if there is a continuing breach of the Merger Agreement by a party, and the breaching party has not cured the breach within thirty (30) days’ written notice to the breaching party, as long as that breach would entitle the non-breaching party not to complete the Merger; or
•	if holders of Trinity common stock fail to approve the Merger Proposal.

In addition, Enterprise may terminate the Merger Agreement:

•	if prior to obtaining the requisite Trinity shareholder approval, the Trinity board of directors (i) withholds, withdraws, changes, qualifies, amends or modifies, or publicly proposes to withhold, withdraw, qualify, amend or modify, in any manner adverse in any respect to the interest of Enterprise, or take any other action or makes any other public statement inconsistent with, (ii) fails to publicly affirm its recommendation to approve the Merger Agreement, its recommendation for approval of the Merger Agreement (iii) approves or recommends a competing acquisition proposal, or (iv) resolves to take, or publicly announces an intention to take, any of the foregoing actions;
•	if Trinity has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the Merger Agreement; or
•	if Enterprise’s aggregate cost of environmental due diligence on Trinity’s real property between November 1, 2018 and the effective date of the Merger Agreement exceeds $2,500,000.

In addition, Trinity may terminate the Merger Agreement:

•	by delivering written notice to Enterprise at any time during the five (5) trading day period commencing on the fifth trading day immediately preceding the closing date of the Merger Agreement (the “Determination Date”) if the volume weighted average price of Enterprise common stock during a specified period before the effective time of the Merger both (i) is less than $37.26352 per share and (ii) underperforms a specified index of financial institution stocks during such period by more than twenty percent (20%); provided, however, that if Trinity elects to terminate the Merger Agreement in such instance, Enterprise may elect to reinstate the Merger and the other transactions contemplated by the Merger Agreement by adjusting the exchange ratio to increase the Stock Consideration or add an amount in cash to increase the Cash Consideration. If Enterprise makes such election to reinstate the Merger and the other transactions contemplated by the Merger Agreement, then no termination will occur and the Merger Agreement will remain in effect according to its terms (except the Merger Consideration, which will have been adjusted); or
•	at any time prior to approval of the Merger Proposal by the Trinity shareholders, if Trinity concludes that it must endorse a Superior Proposal (as defined in the Merger Agreement) in order to comply with its fiduciary duties.

The Merger Agreement also provides that Trinity must pay Enterprise a fee and reimburse expenses in certain situations. In particular, Trinity will pay Enterprise a fee of $9,500,000 in certain circumstances set forth in the Merger Agreement, including if:

•	Trinity receives an acquisition proposal from a third party and the Merger Agreement is subsequently terminated under certain conditions, and prior to the 12 month anniversary of the termination of the Merger Agreement Trinity enters into an agreement to engage in a competing acquisition proposal with any third party or group other than Enterprise;
•	the Trinity board of directors withholds, withdraws, changes, qualifies, amends or modifies its recommendation to approve the Merger; approves, recommends or publicly proposes to approve or recommend a competing acquisition proposal; or
•	Trinity breaches its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal in circumstances not permitted under the Merger Agreement, which covenant is described below under “The Merger Agreement — Acquisition Proposals by Third Parties.”

If the Merger Agreement is terminated by either party as a result of the other party’s material breaches of its representations, warranties or covenants set forth in the Merger Agreement, and such breach would result in the closing conditions not being satisfied, then the non-terminating party will be required to pay the terminating party $2,000,000 as liquidated damages.

We May Amend or Waive Merger Agreement Provisions (Page 73)

At any time before completion of the Merger, either Enterprise or Trinity may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the Merger Agreement. However, once holders of Trinity common stock have approved the Merger Proposal, no waiver of any condition may be made that would require further approval by Trinity shareholders unless that approval is obtained.

The Merger Will Be Accounted for Under the Rules for Purchase Accounting (Page 75)

The Merger will be treated as a purchase by Enterprise of Trinity under U.S. generally accepted accounting principles (“GAAP”).

Tax Consequences of the Mergers (Page 76)

Subject to certain circumstances described below, and based on certain representations, covenants and assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the Mergers, in the opinion of Holland & Knight LLP (“Holland & Knight”) and Hunton Andrews Kurth LLP (“Hunton”), for U.S. federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The opinions address the tax consequences of the Merger and do not address the tax consequences of the Bank Merger.

Provided that the Merger qualifies as a reorganization for U.S. federal income tax purposes, Trinity shareholders generally will not recognize any gain or loss upon receipt of Enterprise common stock in exchange of Trinity common stock in the Merger, except with respect to the cash portion of the Merger Consideration and any cash they receive in lieu of fractional shares of Enterprise common stock.

For a complete description of the material U.S. federal income tax consequences of the Merger, see “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor for a full understanding of the tax consequences of the Mergers to you.

Information About the Companies (Page 81)

Enterprise Financial Services Corp
150 North Meramec
Clayton, Missouri 63105
(314) 725-5500

Enterprise is a Delaware corporation headquartered in Clayton, Missouri. It is a relationship-based financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in the Midwest. Enterprise’s principal subsidiary, EB&T, and other affiliates provide a full range of commercial, leasing, retail, wealth management, trust and private banking products and services to commercial and industrial, commercial real estate, municipal and consumer customers through twenty-eight (28) branch locations throughout St. Louis, Kansas City and Phoenix metropolitan area. At September 30, 2018, Enterprise had consolidated total assets of approximately $5.5 billion and over $1.7 billion in trust assets under management. Enterprise common stock trades on NASDAQ under the symbol “EFSC.”

Trinity Capital Corporation
1200 Trinity Drive
Los Alamos, New Mexico 87544
(505) 662-5171

Trinity is the parent company of LANB. LANB is one of the largest locally-owned banks in New Mexico with current assets of $1.3 billion. Through the responsive work of over 200 professional employees, LANB is proud to offer a full range of banking services with the highest degree of customer service to businesses and residents in Northern New Mexico and the Albuquerque metro area. A true community bank with six full-service locations, LANB ranks as one of the top mortgage providers in the state. LANB has been voted one of the Best Banks in Santa Fe by the readers of the Santa Fe Reporter for the past twelve years. LANB was the first corporation in New Mexico, as well as the first and only bank in the nation, to earn the prestigious Malcolm Baldrige National Quality Award. Founded in 1963, LANB is headquartered in Los Alamos, New Mexico. Trinity voting common stock trades on the OTCQX Market under the symbol “TRIN.”

See “Information About the Companies” in this proxy statement/prospectus.

Litigation Relating to the Merger (Page 63)

Following the announcement on November 2, 2018 of the execution of the Merger Agreement, a lawsuit challenging the proposed transaction was filed in the U.S. District Court for the District of New Mexico. The lawsuit is captioned Parshall v. Trinity Capital Corporation, et al., No. 1:19-cv-00066 (filed January 22, 2019).

This lawsuit challenging the proposed transaction is a putative class action filed on behalf of the shareholders of Trinity and names as defendants Trinity, its directors and Enterprise. The complaint alleges that Trinity and its directors violated Section 14(a) of the Exchange Act by failing to disclose certain facts about the financial projections of Trinity and Enterprise and financial analysis performed by Trinity's financial advisor. The complaint further alleges that Enterprise and Trinity's board of directors violated Section 20(a) of the Exchange Act by acting as control persons. The action seeks, among other relief, an order enjoining completion of the proposed transaction.

The outcome of the pending litigation is uncertain. If the case is not resolved, this lawsuit could prevent or delay completion of the Merger and result in substantial costs to Enterprise and Trinity, including any costs associated with the indemnification of directors and officers. One of the conditions to the closing of the Merger is that no injunction, order, judgement or decree prohibiting or making illegal completion of the Merger, the Bank Merger or any of the other transactions contemplated by the Merger Agreement will be in effect. As such, if plaintiffs are successful in obtaining an injunction prohibiting the completion of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being completed, or from being completed within the expected timeframe. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect Enterprise's business, financial condition, results of operations and cash flows. Such litigation is common in connection with acquisitions of public companies, regardless of any merits related to the underlying acquisition. In this instance, the defendants believe that the claims asserted against them in the lawsuit are without merit and intend to defend the litigation vigorously.

The Rights of Trinity Shareholders Following the Merger Will Be Different (Page 113)

The rights of Enterprise stockholders are governed by Delaware law and by Enterprise’s certificate of incorporation, as amended, and amended and restated bylaws. The rights of Trinity shareholders are governed by New Mexico law, and by Trinity’s amended and restated articles of incorporation and amended and restated bylaws. Upon completion of the Merger, the rights of both stockholder groups will be governed by Delaware law and Enterprise’s certificate of incorporation, as amended, and amended and restated bylaws.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

TRINITY CAPITAL CORPORATION

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 9:59 p.m., Mountain Time, on March 4, 2019.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0536
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3, AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark your votes like this ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

4. To transact any other business as may properly come before the special meeting or any adjournments or postponements thereof.

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2019**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held March 5, 2019

The Notice and Proxy Statement are available at http://www.cstproxy.com/trinitycapitalcorp/sm2019

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TRINITY CAPITAL CORPORATION

The undersigned appoints Britta Andersson and Patrick T. Browder, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Trinity Capital Corporation held of record by the undersigned at the close of business on January 22, 2019 at the Special Meeting of Stockholders of Trinity Capital Corporation to be held on March 5, 2019, or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSAL NOS. 1, 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)